EXHIBIT 3.4

ARTS-GS	Articles of Incorporation of a General Stock Corporation	3965729
To form a general stock corporation in California, you can fill out this form or prepare your own document, and submit for filing along wit:

--  A $100 filing fee.

--  A separate, non-refundable $15 service fee also must be included, if you drop off the completed form or document.

Important!  Corporations in California may have to pay a minimum $800 yearly tax to the California Franchise Tax Board. For more information, go to https://www.ftb.ca.gov.

Note:  Before submitting the completed form, you should consult with a private attorney for advice about your specific business needs.

		FILED Secretary of State State of California NOV 23, 2016
For questions about this form, go to www.sos.ca.gov/business/bc/filing-tips.htm.

Corporate Name
1.     The name of the corporation is Royale Merger Sub, Inc.

Corporate Purpose

2.     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Service of Process (List a California resident r a California registered corporate agent that agrees to be your initial agent to accept service of process in case your corporation is sued.  You may list any adult who lives in California.  You may not list your own corporation as the agent.  Do not list an address if the agent is a California registered corporate agent as the address for service of process is already on file.

3.     a.  Stephen M. Hosmer

        b.  1870 Cordell Court, Suite 208-210          El Cajon          CA          92020

Corporate Addresses

4.     a.  1870 Cordell Court, Suite 208-210          El Cajon          CA          92020

        b.  P.O. Box 191219                                        San Diego         CA         92159

Shares  (List the number of shares the corporation is authorized to issue.  Note:  Before shares of stock are sold or issued, the corporation must comply with the Corporate Securities Law of 1968 administered by the California department of Business Oversight.   For more information, go to www.dbo.ca.gov or call the California Department of Business Oversight at (866) 25-2677).

5.     This corporation is authorized to issue only one class of shares of stock.

        The total number of shares which this corporation is authorized to issue is 1000000.

This form must be signed by each incorporator. If you need more space, attach extra pages that are 1-sided and on standard letter-sized paper (8 ½ “ x 11”).  All attachments are made part of these articles of incorporation

	/S/ Stephen M. Hosmer	Stephen M. Hosmer
	Incorporator – Sign Here	Print your name here